Exhibit 4-a


Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as is requested by an authorized representative of The Depository Trust Company (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.

No.                                                                 $-----------
CUSIP No. 079860AH5


                              BELLSOUTH CORPORATION

                    $500,000,000 Floating Rate Notes due 2007

         BellSouth Corporation, a Georgia corporation (herein referred to as the "Company"), for value received, hereby promises to pay to Cede & Co., or its registered assigns, the principal sum of ______________ million ($___________) Dollars on November 15, 2007, at the office or agency of the Company in The City of New York, New York, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest at "LIBOR" plus .125%. Interest will accrue from November 15, 2004 and is payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, beginning on February 15, 2005; provided that if any such date is not a business day, payment of interest accrued through the applicable interest payment date will be made on the following business day unless that business day is in the following calendar month, in which case the Interest Payment Date will be the immediately preceding business day. The interest rate will be calculated quarterly on the second "London banking day" (as defined herein) prior to each February 15, May 15, August 15 and November 15 (each of these dates is called an "Interest Reset Date"). Interest is payable from the date of issue of the Floating Rate Notes or from the most recent date to which interest on such floating rate note has been paid or duly provided for, until the principal amount of the floating rate note is paid or duly made available for payment. We will pay interest to the holders of record at the close of business 15 calendar days before the Interest Payment Date. The Floating Rate Notes will mature on November 15, 2007.

         So long as this Floating Rate Note is registered in the name of Cede & Co., payments of interest hereon shall be made in immediately available funds; otherwise, payments of interest may be made at the option of the Company by check or draft mailed to the address of the person entitled thereto at such address as shall appear on the Floating Rate Note register.

         Reference is hereby made to the further provisions of this Floating Rate Note set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth in this place.

         This Floating Rate Note shall not be valid or become obligatory for any purpose until the appropriate certificate of authentication hereon shall have been executed by or on behalf of the Trustee under the Indenture referred to on the reverse hereof.

         IN WITNESS WHEREOF, BellSouth Corporation has caused this Instrument to be signed by its President or one of its Vice Presidents and by its Treasurer, an Assistant Treasurer, Secretary or Assistant Secretary, each by a facsimile of his signature, and has caused a facsimile of its corporate seal to be affixed hereunto or imprinted hereon.

         Dated November 15, 2004

                                             BELLSOUTH CORPORATION
                                             By:
                                                    ----------------------------
                                                    Lynn Wentworth
                                                    Vice President and Treasurer

                                             By:
                                                    ----------------------------
                                                    Marcy A. Bass
                                                    Assistant Secretary

                                                   [Seal]

                                      Certificate of Authentication


         This is one of the Floating Rate Notes described in the within-mentioned Indenture.


                                               The Bank of New York, as Trustee


                                               By:
                                                    ----------------------------
                                                    Authorized Signatory

                                     Reverse

                              BELLSOUTH CORPORATION

         This Floating Rate Note is one of a duly authorized series of Floating Rate Notes of the Company, designated as set forth on the face hereof (including the Additional Notes referred to below, herein referred to as the "Floating Rate Notes"), initially limited to the aggregate principal amount of $500,000,000, all issued or to be issued under and pursuant to an indenture dated as of August 15, 2001 (the "Indenture"), duly executed and delivered by the Company to The Bank of New York, as trustee (herein referred to as the "Trustee"), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders (the words "Holders" or "Holder" meaning the registered holders or registered holder) of the Floating Rate Notes and the terms upon which the Floating Rate Notes are to be authenticated and delivered.

         The Company may issue additional Floating Rate Notes (the "Additional Notes") under the Indenture having the same terms in all respects as the Notes (or in all respects except for the payment of interest on the Floating Rate Notes (i) scheduled and paid prior to the date of issuance of such Additional Notes or (ii) payable on the first Interest Payment Date following such date of issuance). Such Additional Notes shall be treated as part of the same series as the Floating Rate Notes for all purposes under the Indenture and shall vote together with the Floating Rate Notes as part of the same class.

         In case an Event of Default, as defined in the Indenture, with respect to the Floating Rate Notes shall have occurred and be continuing, the principal hereof may be declared, and upon such declaration, shall become due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

         The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Floating Rate Notes at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Floating Rate Notes. The Indenture also contains provisions permitting the Holders of not less than a majority in principal amount of the outstanding Floating Rate Notes, on behalf of the Holders of all Floating Rate Notes, to waive compliance by the Company with certain provisions of the Indenture. The Indenture also provides that the Holders of not less than a majority in principal amount of the outstanding Floating Rate Notes may waive certain past defaults and their consequences on behalf of the Holders of all Floating Rate Notes. Any such consent or waiver by the Holder of this Floating Rate Note shall be conclusive and binding upon such Holder and upon all future Holders of this Floating Rate Note and of any Floating Rate Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Floating Rate Note.

         The Indenture contains provisions setting forth certain conditions in the institution of proceedings by Holders of Floating Rate Notes with respect to the Indenture or for any remedy under the Indenture.

         No reference herein to the Indenture and no provision of this Floating Rate Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Floating Rate Note at the place, at the respective times, at the rate and in the coin or currency herein prescribed.

         The Floating Rate Notes are issuable as registered Floating Rate Notes without coupons in denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000. At the office or agency of the Company designated for such purpose and in the manner and subject to the limitations provided in the Indenture, Floating Rate Notes may be exchanged without a service charge for a like aggregate principal amount of Floating Rate Notes of other authorized denominations having the same maturity, interest rate, redemption provisions and original issue date.

     "LIBOR" for each Interest Reset Date, other than for the initial interest rate, will be determined by the calculation agent as follows:

     (i) LIBOR will be the offered rate for deposits in U.S. dollars for the three month period which appears on "Telerate Page 3750" at approximately 11:00 a.m., London time, two "London banking days" prior to the applicable Interest Reset Date.

     (ii) If this rate does not appear on the Telerate Page 3750, the calculation agent will determine the rate on the basis of the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market (selected by the calculation agent after consulting with BellSouth Corporation) at approximately 11:00 a.m., London time, two London banking days prior to the applicable Interest Reset Date to prime banks in the London interbank market for a period of three months commencing on that Interest Reset Date and in principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time. In such case, the calculation agent will request the principal London office of each of the aforesaid major banks to provide a quotation of such rate. If at least two such quotations are provided, LIBOR for that Interest Reset Date will be the average of the quotations. If fewer than two quotations are provided as requested, LIBOR for that Interest Reset Date will be the average of the rates quoted by three major banks in New York, New York (selected by the calculation agent after consulting with BellSouth Corporation) at approximately 11:00 a.m., New York time, two London banking days prior to the applicable Interest Reset Date for loans in U.S. dollars to leading banks for a period of three months commencing on that Interest Reset Date and in a principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time; provided that if fewer than three quotations are provided as requested, for the period until the next Interest Reset Date, LIBOR will be the same as the rate determined on the immediately preceding Interest Reset Date.

     The interest rate in effect from the date of issue to the first Interest Reset Date will be based on three month LIBOR two London banking days prior to the date of issue.

     A "London banking day" is any day in which dealings in U.S. dollar deposits are transacted in the London interbank market. "Telerate Page 3750" means the display page so designated on the Telerate Service for the purpose of displaying London interbank offered rates of major banks (or any successor page).

     The calculation agent will, upon the request of the holder of any floating rate note, provide the interest rate then in effect. The calculation agent is The Bank of New York until such time as we appoint a successor calculation agent. All calculations made by the calculation agent in the absence of willful misconduct, bad faith or manifest error shall be conclusive for all purposes and binding on us and the holders of the floating rate notes. We may appoint a successor calculation agent at any time at our discretion and without notice.

     All percentages resulting from any calculation of the interest rate with respect to the floating rate notes will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655) and 9.876544% (or .09876544) would be rounded to
9.87654% (or .0987654)), and all dollar amounts in or resulting from any such calculation will be rounded to the nearest cent (with one-half cent being rounded upward).

         Interest on the floating rate notes will be calculated on the basis of a 360-day year and the actual number of days in each interest payment period. The interest rate on the floating rate notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

         This Floating Rate Note shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with the laws of said State.